June 29, 2005



Mail Stop 4561

By U.S. Mail and facsimile to (717) 597-5033

Mr. Jeffrey B. Shank
President, CEO, and Director
Tower Bancorp, Inc.
40 Center Square
Greencastle, PA 17225


Re:	Tower Bancorp, Inc.
	Form 10-K for the fiscal year ended December 31, 2004
	Filed March 30, 2005
	File Number: 000-12826


Dear Mr. Shank:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


						John P. Nolan
      Accounting Branch Chief